Exhibit 5.2
New York Menlo Park Washington DC São Paulo London	Paris Madrid Tokyo Beijing Hong Kong

Davis Polk & Wardwell LLP 99 Gresham Street London EC2V 7NG	020 7418 1300 tel 020 7418 1400 fax

March 28, 2012

Syngenta Finance N.V.
Westeinde 62,
1601 BK Enkhuizen,
The Netherlands

Syngenta AG
Schwarzwaldallee 215
4058 Basel, Switzerland

Ladies and Gentlemen:

We are acting as special United States counsel to Syngenta Finance N.V., a limited liability company under the laws of The Netherlands (the “Company”) and Syngenta AG, a Swiss stock corporation, as guarantor (the “Guarantor”), in connection with the Registration Statement on Form F-3 (the “Registration Statement”) filed with the United States Securities and Exchange Commission (File Nos. 333-178015-01 and 333-178015) by the Company and the Guarantor for the purpose of registering under the United States Securities Act of 1933, as amended (the “Act”) an indeterminate amount of debt securities to be issued from time to time, including $500,000,000 aggregate principal amount of the Company’s 3.125% Notes Due March 28, 2022 (the “2022 Notes”) and $250,000,000 aggregate principal amount of the Company’s 4.375% Notes Due March 28, 2042 (the “2042 Notes” and together with the 2022 Notes, the “Notes”), fully and unconditionally guaranteed by the Guarantor (the “Guarantees”, and together with the Notes, the “Securities”).  The Securities are to be issued pursuant to the Indenture dated as of March 28, 2012 (the “Indenture”) among the Company, the Guarantor and The Bank of New York Mellon, as trustee (the “Trustee”).  The Securities were offered and sold pursuant to the underwriting agreement dated March 21, 2012 (the “Underwriting Agreement”).

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company and the Guarantor that we reviewed were and are accurate and (vi) all representations

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Syngenta AG

made by the Company and the Guarantor as to matters of fact in the documents that we reviewed were and are accurate.

Based upon and subject to the foregoing, we are of the opinion that:

(1)
Assuming that the Notes have been duly authorized, executed and delivered by the Company insofar as Dutch law is concerned, the Notes, when the Notes are executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, will be valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, and will be entitled to the benefits of the Indenture pursuant to which such Notes are to be issued, provided that we express no opinion as to the enforceability of any waiver of rights under any usury or stay law.

(2)
Assuming the due authorization, execution and delivery of the Notes by the Company insofar as Dutch law is concerned and the due authorization and execution of the Guarantee endorsed on each Note by the Guarantor insofar as Swiss law is concerned, the Guarantees, when the Notes (and the Guarantees endorsed thereon) are executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, will be valid and binding obligations of the Guarantor, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, provided that we express no opinion as to the enforceability of any waiver of rights under any usury or stay law.

In rendering the opinions in paragraphs (1) and (2) above, we have assumed that each party to the Indenture and the Securities (collectively, the “Documents”) has been duly incorporated and is validly existing under the laws of the jurisdiction of its organization.  In addition, we have assumed that (i) the execution, delivery and performance by each party thereto of each Document to which it is a party, (a) are within its corporate powers, (b) do not contravene, or constitute a default under, the certificate of incorporation or bylaws or other constitutive documents of such party, (c) require no action by or in respect of, or filing with, any governmental body, agency or official and (d) do not contravene, or constitute a default under, any provision of applicable law or regulation or any judgment, injunction, order or decree or any agreement or other instrument binding upon such party, provided that we make no such assumption to the extent that we have specifically opined as to such matters with respect to the Company and the Guarantor, and (ii) each Document is a valid, binding and enforceable agreement of each party thereto (other than as expressly covered above in respect of the Company and the Guarantor).

We are members of the Bar of the State of New York, and we express no opinion as to the laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States of America, except that we express no opinion as to any law, rule or regulation that is applicable to the Company and the Guarantor, the Documents, or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business of such party or such affiliate.

With respect to all matters of Dutch and Swiss law, you have received, and we understand that you are relying upon, the opinions of De Brauw Blackstone Westbroek London B.V., special Dutch legal

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counsel for the Company, and Homburger AG, special Swiss legal counsel for the Guarantor, each of which is to be filed as an exhibit on Form 6-K by the Company concurrently with this opinion.

We hereby consent to the use of our name under the caption “Legal Matters” in the prospectus supplement relating to the Securities, which forms a part of the Registration Statement, and further consent to the incorporation by reference of this opinion into the Registration Statement.  In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP